Exhibit 10.8

AMENDMENT OF LOAN DOCUMENTS

This Amendment to Loan Documents (“Amendment”), dated as of July 31, 2012 (“Execution Date”), is entered into by NutraCea, a California corporation (“NutraCea”), The RiceX Company, a Delaware corporation (“RiceX”), Rice Science, LLC, a Delaware limited liability company (“Rice Science”, and together with RiceX and NutraCea, the “Company”), the Collateral Agent (as defined below) and the individuals and entities listed on Exhibit A hereto (“Investors”).  The parties agree as follows:

1.	Background and Purpose.

1.1           Purchase Agreement.  NutraCea and the Investors are parties to a Note and Warrant Purchase Agreement, dated as of January 17, 2012 (as amended, “Purchase Agreement”), pursuant to which NutraCea issued to the investors thereunder secured convertible promissory notes (“Notes”) and warrants to purchase shares of NutraCea’s common stock (“Warrants”).

1.2           Security Agreement.  In connection with the Purchase Agreement, the parties hereto entered into a Security Agreement, dated January 17, 2012 (“Security Agreement”), pursuant to which the Company granted a security interest in certain of its assets to the Collateral Agent, for the benefit of itself and the investors.  The current “Collateral Agent” under the Security Agreement is Greg Vislocky and Baruch Halpern.

1.3           Prior Facility.  On or about January 17, 2012, NutraCea and Hillair Capital Investments L.P. (“Hillair”) entered into an $870,000 Original Issue Discount Senior Secured Convertible Debenture facility (“Existing Convertible Debt Facility”).

1.4           Exchange.  Pursuant to a Securities Exchange Agreement, dated on or about the date hereof, between NutraCea and Hillair, NutraCea agreed to issue to Hillair an aggregate of $1,009,200 in principal amount of Original Issue Discount Senior Secured Convertible Debenture Due January 1, 2014 (the “Exchange Debenture”) in exchange for and cancellation of the debenture issued to Hillair pursuant to the Existing Convertible Debt Facility.

1.5.           New Convertible Debt Facility.  Pursuant to the Securities Purchase Agreement, dated on or about the date hereof, between NutraCea and Hillair, NutraCea and Hillair entered into a $290,000 Original Issue Discount Senior Secured Convertible Debenture facility (“New Convertible Debt Facility”), on terms substantially the same as the Existing Convertible Debt Facility, except for the amount of debt, the maturity of the debt, the conversion price of the debt, and the exercise price per share of the warrants issued thereunder.

1.6.           Purpose.  As a condition to Hillair loaning funds to NutraCea under the New Convertible Debt Facility, and in order to allow NutraCea to borrow additional funds pursuant to the Purchase Agreement, the parties are entering into this Amendment.

1.7           Ownership.  The Investors own Notes constituting more than 50% of the outstanding principal amount of all Notes.

2.            Amendment of Purchase Agreement.  The Purchase Agreement is hereby amended as follows:

2.1           Conversion and Exercise Prices.  Notwithstanding anything to the contrary in the Purchase Agreement, the initial Conversion Price of any Notes issued in connection with one or more Closings on or within ten (10) days after the Execution Date shall be $0.07, and the initial Exercise Price of any Warrants issued in connection with one or more Closings on or within ten (10) days after the Execution Date shall be $0.08. Notwithstanding anything to the contrary in the Purchase Agreement, the initial Conversion Price of any Notes issued on or after the Execution Date shall not be less than $0.07, and the initial Exercise Price of any Warrants issued on or after the Execution Date shall not be less than $0.08. Capitalized terms used but not defined in this Section 2.1 shall have the meanings given to such terms in the Purchase Agreement.

2.2           Maximum Offering Amount.  So long as Greg Vislocky, Brian Rick Delamarter and Harold Rick Delamarter, together, purchase Notes that collectively have aggregate principal amounts of at least $1,000,000 at Subsequent Closings (as defined in the Purchase Agreement) occurring on or within ten (10) days after the Execution Date, the definition of “Maximum Offering Amount” under the Purchase Agreement shall immediately thereafter be amended to mean “Five Million Eight Hundred Thousand Dollars ($5,800,000),” and NutraCea will have no option to increase the Maximum Offering Amount without the prior written consent of a Majority in Interest, which consent may be given or withheld in the sole discretion of a Majority in Interest.

2.3           Subsequent Closings.  The Purchase Agreement is hereby amended to provide that NutraCea may hold Subsequent Closings (as defined in the Purchase Agreement) at any time on or before December 31, 2012.

2.4           Use of Proceeds.  Any funds received by NutraCea in Subsequent Closings may be used at the discretion of NutraCea.

3.            Amendment to Notes.  The terms of the Notes are hereby amended as follows:

3.1           Maturity Date.  The definition of “Maturity Date” under the Notes that are outstanding as of the Execution Date is hereby amended to be “July 31, 2015”.

3.2.           Conversion Price.  The Conversion Price for all the Notes outstanding as of the Execution Date shall be $0.07 as of the date that Hillair loans funds to NutraCea pursuant to the New Convertible Debt Facility.

3.3           Exempt Issuance.  The definition of Exempt Issuance is hereby amended to include (i) the issuance of securities pursuant to the Existing Convertible Debt Facility, the Exchange Debenture and the New Convertible Debt Facility, including without limitation the issuance of promissory notes, warrants to purchase common stock and the shares of NutraCea’s common stock that may be issued in connection therewith and (ii) shares of NutraCea’s common stock issued as “PIK Shares” under the Notes.

4.            Amendment of Security Agreement.  The Security Agreement is hereby amended as follows:

4.1           Convertible Debt Facility.  The definition of “Convertible Debt Facility” in the Security Agreement is amended in its entirety as follows:

“Convertible Debt Facility” shall mean, collectively, the Existing Convertible Debt Facility, the Exchange Debenture and the New Convertible Debt Facility.”

4.2           Release of Releasable Assets.  Section 4 of the Security Agreement is hereby amended in its entirety as follows:

“Release of Releasable Assets.  If a Majority in Interest of the Investors provide their prior written consent to the sale, which consent may not be withheld unreasonably, the Collateral Agent shall take all actions reasonably required to release and terminate the Collateral Agent’s Lien and Mortgage (as defined in the Purchase Agreement) on any Releasable Assets that have been sold by NutraCea or the SRB Holding Company (as defined below) or for which NutraCea or the SRB Holding Company has entered into an agreement to sell such assets.  Such release and termination shall be effective immediately upon such sale.  So long as no Event of Default is then continuing, if NutraCea establishes an operating facility outside of the United States using the Lake Charles Assets, enters into a joint venture using the Lake Charles Assets, sells all or any portion of the Lake Charles Assets or enters into an agreement to do the same, Collateral Agent’s Lien on such Lake Charles Assets shall immediately and automatically terminate.  NutraCea may take all necessary actions to reflect the foregoing, including without limitation the filing of any termination statements and the recording of any modification to a Mortgage.  The Collateral Agent and the Investors shall cooperate with NutraCea and execute any documents reasonably requested by NutraCea to effect the foregoing.  If any of the Releasable Assets are sold by NutraCea or the SRB Holding Company, the Collateral Agent may require NutraCea to, subject to the Convertible Debt Facility, prepay any portion of the Notes from the net proceeds actually received by NutraCea or the SRB Holding Company in such transaction, but only after application of the portion of such proceeds required to satisfy tax obligations or obligations under mechanics’ liens.

4.3           SRB Holding Company.  Section 11(l) of the Security Agreement is hereby amended in its entirety as follows:

“(l)           SRB Holding Company.  Subject to the terms of the New Convertible Debt Facility, NutraCea shall use commercially reasonable efforts to, within one hundred twenty (120) days following the Execution Date, establish a separate entity and transfer and assign to such entity, the assets of NutraCea comprising NutraCea’s SRB Business (such entity after receipt of such assets, “SRB Holding Company”), which assets include without limitation NutraCea’s stage 1 and stage 2 manufacturing facilities located in the United States, the licenses necessary to use the intellection property to operate the SRB Business and the customer lists associated with such SRB Business.  If NutraCea so establishes an SRB Holding Company, NutraCea shall promptly thereafter (i) grant to the Collateral Agent on behalf of the Investors a security interest in the equity interests of the SRB Holding Company and (ii) take such actions as are required to cause (A) the Collateral that is contributed to the SRB Holding Company to continue to be encumbered by the security interests granted hereunder to the extent that they are required to be encumbered hereunder (including with respect to priority) and (B) the real property assets that will be encumbered pursuant to the Mortgages to continue to be so encumbered.”

5.            Existing Warrants.  The parties agree and acknowledge that after consummation of the transactions contemplated by the New Convertible Debt Facility, (a) the Exercise Price (as defined in the Warrants) of the Warrants outstanding as of the Execution Date will be $0.08, (b) the number of shares of NutraCea common stock issuable upon exercise of each Warrant outstanding as of the Execution Date will be equal to the quotient obtained by dividing (i) the original principal amount of the Note issued to the holder of the Warrant concurrent with the Warrant, by (ii) $0.07, and (c) each reference to January 17, 2017 in each Warrant outstanding as of the Execution Date will be changed to July 31, 2017.  Further, the parties agree that the issuance of securities in connection with the Existing Convertible Debt Facility, the Exchange Debenture and the New Convertible Debt Facility, as currently contemplated, including the issuance of any shares of NutraCea common stock pursuant thereto, shall not reduce the Exercise Price of the Warrants or increase the number of shares of NutraCea common stock issuable upon exercise of the Warrants.

6.            Directors. In the event that any member of NutraCea’s Board of Directors (“Board”) that was a member of the Board on January 1, 2009 (such directors, “Designated Directors”) remains on the Board 120 days after any Closing occurring on or after the Execution Date, NutraCea agrees to take, in accordance with applicable law and its articles of incorporation and bylaws, all action necessary to convene as soon as reasonably practicable, but in no event later than 180 days after the Closing, a special meeting of its shareholders to consider and vote upon a proposal (“Proposal”) to remove all members of the Board and to elect a new slate of members of the Board that are recommended by the Board, none of which recommended directors shall be the Designated Directors (including any adjournment or postponement, the “Shareholders Meeting”). Except with the prior approval of the Collateral Agent, no other matters shall be submitted for the approval of the NutraCea shareholders at the Shareholders Meeting. The Board of Directors of NutraCea shall at all times prior to and during such meeting recommend approval of the Proposal and shall take all reasonable lawful action to solicit such approval by its shareholders and shall not (x) withdraw, modify or qualify in any adverse manner such recommendation or (y) take any other action or make any other public statement in connection with the Shareholders Meeting inconsistent with such recommendation. If NutraCea materially breaches its obligations under this Section 6 by failing to call, give notice of, convene and hold the Shareholders Meeting, or the Board of Directors of NutraCea shall have failed to make its recommendation referred to herein, withdrawn such recommendation or modifies or changes such recommendation in an adverse manner, then the interest on the unpaid principal balance under each Note shall thereafter accrue at a rate equal to 18.00% per annum, computed on the basis of the actual number of days elapsed and a year of 365 days.  Neither NutraCea nor the Board shall nominate any of the Designated Directors for election at the next annual meeting of NutraCea’s shareholders.

7.            Consent to Hillair Transaction.  The Investors hereby consent to NutraCea issuing the Exchange Debenture and the Company entering into the New Convertible Debt Facility.

8.            Miscellaneous.

8.1           Full Force and Effect.  As amended by this Amendment, the Purchase Agreement, the Security Agreement, the Notes and the Warrants (collectively, “Loan Documents”) shall remain in full force and effect.

8.2           Conflict.  If the terms of this Amendment conflict with the terms of any of the Loan Documents, the terms of this Amendment shall control.

8.3.           Counterparts.  This Amendment may be executed in one or more counterparts, each of which shall be an original and all of which shall together constitute one and the same document.

8.4.           Governing Law.  This Amendment shall be governed by the laws of the State of California, notwithstanding its conflict of laws provisions.

8.5.           Necessary Action.  The parties agree to take all action necessary or useful to complete and accomplish the intentions of this Amendment.

8.6.           Severability.   If any provision of this Amendment is held to be invalid, void or unenforceable for any reason, the remaining provisions shall nevertheless continue in full force and effect.

[Signature page follows]

The parties have entered into this Amendment as of the first date set forth above.

NUTRACEA	INVESTORS:

By: /s/ J. Dale Belt Jerry Dale Belt, Chief Financial Officer	The Shoshana Shapiro Halpern Revocable Trust UA June 13, 2006

By: /s/ Baruch Halpern Baruch Halpern, Trustee

By: /s/ Shoshana Halpern Shoshana Halpern, Trustee

COLLATERAL AGENT
/s/ Gregory J. Vislocky Gregory J. Vislocky
/s/ Baruch Halpern Baruch Halpern

/s/ Gregory J. Vislocky Gregory J. Vislocky	OTHER INVESTORS:

THE RICEX COMPANY
a Delaware corporation	(Name of Investor)

By: /s/ W. John Short
W. John Short , Chief Executive Officer	(Signature)

(Name and title of signatory, if applicable)

RICE SCIENCE, LLC, a Delaware limited liability company

By: NutraCea, its member

By: /s/ J. Dale Belt Jerry Dale Belt, Chief Financial Officer

[SIGNATURE PAGE TO AMENDMENT OF LOAN DOCUMENTS]

EXHIBIT A

INVESTORS

The Shoshana Shapiro Halpern Revocable Trust UA June 13, 2006
Gregory J. Vislocky
Walter John Short and Karen A. Wilson
Weintraub Partners
Harold Guy Delamarter